As filed with the Securities and Exchange Commission on October 28, 2019.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

FirstCash, Inc.
(Exact Name of Registrant as Specified in its Charter)
______________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2237318 (I.R.S. Employer Identification No.)

1600 West 7th Street
Fort Worth, Texas 76102
(Address, Including Zip Code, of Principal Executive Offices)

FirstCash, Inc. 2019 Long-Term Incentive Plan
(Full Title of the Plan)

Rick L. Wessel
Chief Executive Officer
FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
(817) 355-1100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	3,500,000 (1)	$85.50 (2)	$299,250,000 (2)	$38,843

(1)
Amount to be registered consists of an aggregate of 3,500,000 shares of FirstCash, Inc. (the “Company”) common stock to be issued pursuant to the grant or exercise of awards under the FirstCash, Inc. 2019 Long-Term Incentive Plan (the “Plan”), including additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Determined in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq GS on October 24, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)    The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to R. Douglas Orr, the Company’s Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(2)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018;

(3)    The description of our Common Stock contained in our registration statement on S-1/A, File No. 33-86052, filed on November 19, 1996, including any amendment or report filed for the purpose of updating such description; and

(4)    All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 29, 2004)

4.2
Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 2, 2016)

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 24, 2019)
5.1	Opinion of Alston & Bird LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of RSM US LLP
24.1	Power of Attorney (included on signature page)
99.1
FirstCash, Inc. 2019 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 26, 2019)

Item 9.    Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Worth, State of Texas, on October 28, 2019.

FirstCash, Inc.

By:	/s/ Rick l. Wessel
Rick L. Wessel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick L. Wessel and R. Douglas Orr, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick L. Wessel Rick L. Wessel	Chief Executive Officer (Principal Executive Officer) and Vice-Chairman of the Board	October 28, 2019

/s/ R. Douglas Orr R. Douglas Orr	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 28, 2019

/s/ Daniel R. Feehan Daniel R. Feehan	Director and Chairman of the Board	October 28, 2019

/s/ Daniel E. Berce Daniel E. Berce	Director	October 28, 2019

/s/ Mikel D. Faulkner Mikel D. Faulkner	Director	October 28, 2019

/s/ James H. Graves James H. Graves	Director	October 28, 2019

/s/ Randel G. Owen Randel G. Owen	Director	October 28, 2019